EXHIBIT 99.1

                                                                        NEWSLEAD
                                                             Contact: Luke Haase
                                                                   231.932.0400

INTERPLAY ANNOUNCES SECOND QUARTER 2003 EARNINGS


IRVINE,  CA,  August 14, 2003 -- Interplay  Entertainment  Corp.  (OTC  Bulletin
Board: IPLY.OB) today reported operating results for the second quarter of 2003.

For the second quarter ended June 30, 2003, the Company reported a net loss of $5.4 million, or $.06 per basic and diluted share, compared to a net income of $20.9 million, or $.22 per basic and diluted share, in the same period last year. The decrease in net income from last year is mainly a result of recording a $28.8 million gain on the sale of Shiny Entertainment in the second quarter of last year. Net revenues for the second quarter 2003 were $1.3 million versus $11.8 million in the same period a year ago, a decrease of 89 percent. The decrease in net revenues was mainly a result of not releasing a new title in the 2003 period compared to releasing one new title in the 2002 period and lower back catalog sales in the 2003 period. Finally, operating loss decreased 24 percent from the prior year to $5.4 million in the second quarter 2003 as compared to $7.1 million in the second quarter 2002.

For the six-month period ended June 30, 2003, the Company reported a net income of $0.2 million, or $.00 per basic and diluted share, compared to a net income of $22.4 million, or $.30 per basic and diluted share, in the same period last year. The decrease in net income from last year is mainly a result of recording a $28.8 million gain on the sale of Shiny Entertainment in the first six months of last year. Net revenues for the six-month period ended June 30, 2003 were $20.0 million versus $27.2 million in the same period a year ago, a decrease of 26 percent. Net revenues during the six-month period ended June 30, 2003 included $15 million in revenue related to the sale of all future interactive entertainment publishing rights to the "Hunter: The Reckoning" franchise. Finally, operating income increased 104 percent from the prior year to $0.2 million in the six-month period ended June 30, 2003 as compared to a $5.6 million operating loss in the 2002 period.

Gross profit margin for the second quarter 2003 was 12 percent, compared to 10 percent in the second quarter of 2002. Gross profit margin was higher in the second quarter this year as compared to last year mainly due to the lack of inventory expenditures under the August 2002 distribution agreement with Vivendi Universal Games, Inc. Under this agreement, Vivendi pays us a lower per unit rate and in return is responsible for all manufacturing, marketing and distribution expenditures. In addition, the 2003 period included a $1.5 million decrease in write-offs of canceled development projects or on titles that were impaired because they were not expected to meet our desired profit requirements. Total operating expenses decreased 34 percent to $5.5 million from $8.4 million in the second quarter of this year as compared to the same period last year. The decrease in operating expenses is a result of lower personnel costs and general expenses, the lack of advertising expense under the terms of the August 2002 distribution agreement with Vivendi and a decrease in advertising expense and overhead fees paid to Virgin Interactive, which changed its name to Avalon Interactive on July 1, 2003.

Gross profit margin for the six-month period ended June 30, 2003 was 60 percent, compared to 45 percent in the same period of 2002. Gross profit margin was higher in the 2003 period as compared to the same period last year mainly due to the lack of inventory expenditures under the August 2002 distribution agreement with Vivendi and a $0.3 million decrease in write-offs of canceled development projects or on titles that were impaired because they were not expected to meet our desired profit requirements Total operating expenses decreased 34 percent to $11.7 million from $17.7 million in the first six months of 2003 as compared to the same period last year. The decrease in operating expenses is a result of lower personnel costs and general expenses, the lack of advertising expense under the terms of the August 2002 distribution agreement with Vivendi and a decrease in advertising expense and overhead fees paid to Virgin.

Net revenues by platform for the second quarter of 2003 were 77 percent PC, 15 percent console, and 8 percent OEM, royalties and licensing. On a geographic basis, North America accounted for 80 percent of total net revenues, International represented 12 percent, and OEM, royalty and licensing accounted for 8 percent.

Net revenues by platform for the six-month period ended June 30, 2003 were 8 percent PC, 16 percent console, and 76 percent OEM, royalties and licensing. On a geographic basis, North America accounted for 15 percent of total net revenues, International represented 9 percent, and OEM, royalty and licensing accounted for 76 percent. Net revenues from OEM, royalty and licensing included $15 million in revenue related to the sale of all future interactive entertainment publishing rights to the "Hunter: The Reckoning" franchise.

Commenting on the announcement, Interplay Chairman and Chief Executive Officer Herve Caen said, "Due to continued cost controls and stability in both development and distribution, we were able to beat our initial estimate of a $9 million loss by 40 percent. Our challenge ahead is clear: deliver on our key PC and console titles for the all-important third and fourth quarters, while improving our cash position."


About Interplay Entertainment Corp.

Interplay Entertainment is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay develops


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


games for personal computers as well as video game consoles, many of which have garnered industry accolades and awards. Interplay releases products through Interplay, Black Isle Studios and its distribution partners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Examples of such forward-looking statements include, among other things, future improvements in gross margin, operating expenditures, and product sales. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include (a) the success of company's future adventure and role playing games, (b) consumer reaction to the company's future games, (c) the company's ability to consistently and timely release profitable products and its ability to control costs, and (d) other factors discussed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to the company's annual report on Form 10-K for the fiscal year ended December 31, 2002 and the company's subsequent quarterly filings on Form 10-Q. The company disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.


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


                         INTERPLAY ENTERTAINMENT CORP.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        Three Months Ended       Six Months Ended
                                              June 30,                June 30,
                                            (Unaudited)             (Unaudited)
                                         2003        2002        2003        2002
                                       --------    --------    --------    --------
                                                  (Dollars in thousands,
                                                 except per share amounts)

Net revenues .......................   $  1,269    $ 11,842    $ 20,031    $ 27,217
Cost of goods sold .................      1,114      10,602       8,099      15,079
  Gross profit .....................        155       1,240      11,932      12,138
Operating expenses
  Marketing and sales ..............        354       2,688         475       4,342
  General and administrative .......      1,269       1,819       3,632       4,835
  Product development ..............      3,910       3,848       7,588       8,546
    Total operating expenses .......      5,533       8,355      11,695      17,723
Operating income (loss) ............     (5,378)     (7,115)        237      (5,585)

Other income (expense) .............          2        (873)        (37)       (908)
Gain on sale of Shiny ..............       --        28,781        --        28,781
Income (loss) before benefit for
 income taxes ......................   $ (5,376)   $     20    $    200    $ 22,288

Benefit for income taxes ...........   $   --      $     75    $   --      $     75
Net income (loss) ..................   $ (5,376)   $     20    $    200    $ 22,363

Cumulative dividend on participating
 preferred stock ...................   $   --      $   --      $   --      $    133
Net income (loss) attributable to
 common stockholders ...............   $ (5,376)   $     20    $    200    $ 22,230
Net income (loss) per common share:
Basic ..............................   $  (0.06)   $   0.22    $   0.00    $   0.30
Diluted ............................   $  (0.06)   $   0.22    $   0.00    $   0.30
Weighted average number of common
 shares outstanding:
Basic ..............................     93,849      93,095      93,849      73,873
Diluted ............................     93,849      93,095      93,849      73,873


                          INTERPLAY ENTERTAINMENT CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                       June 30,     December 31,
                                                         2003            2002
             ASSETS                                  (Unaudited)
Current Assets                                          (Dollars in thousands)
  Cash .........................................      $     665       $     134
  Trade receivables, net .......................          1,936           2,676
  Inventories ..................................            447           2,029
  Prepaid licenses and royalties ...............          1,623           5,129
  Other current assets .........................            972           1,200
    Total Current Assets .......................          5,643          11,168
Property and Equipment, net ....................          2,760           3,130
TOTAL ASSETS ...................................      $   8,403       $  14,298

 LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
  Current debt .................................      $   1,426       $   2,082
  Accounts payable .............................         11,752          16,681
  Accrued expenses .............................          8,953           9,465
    Total Current Liabilities ..................         22,131          28,228
Commitments and Contingencies
Stockholders' Deficit
  Common stock .................................             94              94
  Paid-in-capital ..............................        121,639         121,637
  Accumulated deficit ..........................       (135,593)       (135,793)
  Accumulated other comprehensive
   income ......................................            132             132
    Total Stockholders' Deficit ................        (13,728)        (13,930)
TOTAL LIABILITIES AND
 STOCKHOLDERS' DEFICIT .........................      $   8,403       $  14,298


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


                          INTERPLAY ENTERTAINMENT CORP.
     QUARTER END INFORMATION SHEET - 3 MONTHS ENDED - June 30, 2003 and 2002
                             (Dollars in thousands)
                                   (Unaudited)

                                                                      Percent
                                                                      Increase
                                            Quarter Ended            (Decrease)
    Geographic Revenue Mix         June 30, 2003      June 30, 2002   Quarter
                                            % of               % of
                                  Amount    Total    Amount    Total

      North America ............  $1,015    79.9%   $ 8,103    68.4%   -87.5%
      International ............     158    12.5%     1,764    14.9%   -91.0%
      OEM, royalty and licensing      96     7.6%     1,975    16.7%   -95.1%
    Total net revenues .........  $1,269   100.0%   $11,842   100.0%   -89.3%

                                                                      Percent
                                                                      Increase
                                            Quarter Ended            (Decrease)
    Platform Revenue Mix           June 30, 2003      June 30, 2002   Quarter
                                            % of               % of
                                  Amount    Total    Amount    Total

      PC .......................  $  976    76.9%   $ 2,664    22.5%   -63.4%
      Console ..................     197    15.5%     7,203    60.8%   -97.3%
      OEM, royalty and licensing      96     7.6%     1,975    16.7%   -95.1%
    Total net revenues .........  $1,269   100.0%   $11,842   100.0%   -89.3%


                                                           Quarter Ended
    New Titles by Platform                            Q2-03             Q2-02

      PC .......................................        0                 0
      Console ..................................        0                 1
    Total new titles ...........................        0                 1


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